EXHIBIT 10.118

September 28, 2004



Victor T. Weber

---------------
---------------

         RE: Amendment to $215,000 Note and Loan of September 4, 2003

Dear Victor,

This letter will confirm the amendment of the $215,000 promissory note (the "Note") originally issued to Vertical Computer Systems, Inc. ("Vertical") by Now Solutions, Inc. ("Now Solutions") and assigned to you ("Weber") on January 1, 2004 in connection with the cancellation of all outstanding amounts debt as specified in the September 4, 2003 loan agreement, the Vertical, together with Now Solutions, and Weber hereby agree as follows:

1. In consideration of this amendment to agree the terms of the September 4, 2003 loan agreement, Vertical shall issue to Weber two million (2,000,000) shares of Vertical common stock subject to Rule 144 Regulation. In the event the Vertical does not make full payment by December 31, 2004, Vertical shall issue to Weber two million (2,000,000) shares of Vertical common stock subject to Rule 144 Regulation and the Note will automatically be amended as set forth in paragraph 2.

2. In the event that the above Paragraph 1 applies, the Note shall be amended as follows: (a) the maturity date of the Note shall be extended to December 31, 2005; (b) the payment terms of the Note shall be amended so that, beginning in 2005, Now Solutions shall make (i) monthly interest payments for all accrued interest during the previous month, (ii) $50,000 in principal payments which will be due the end of each quarter beginning March 31, 2005 and (iii) a final payment of all accrued interest and principal which will be due no later than December 31, 2005.

3. In the event the Note is amended, Weber shall receive a two and one-half percent (2.5%) royalty of sales/revenues by Now Solutions of its software that exceed $8,000,000 per year (the "Royalty"), payable sixty (60) days after the end of the year in which sales accrued up to $200,000. Upon receipt of $200,000 in royalties from Now Solutions, Weber' rights to receive the two and one-half percent (2.5%) royalty shall terminate.

If the foregoing is acceptable, please executed this agreement in the space provided below.

                            Sincerely,


                            Richard Wade
                            President/CEO, Vertical Computer Systems, Inc. and Chairman, Now Solutions, Inc.
ACCEPTED AND AGREED:

------------------------
Victor T. Weber